Exhibit 10.3

October 12, 2015

Joseph Israel

50 Picadilly Park

Frisco, Texas 75034

Dear Joseph:

Reference is made to the letter agreement dated December 12, 2014 (as amended to date, the “Agreement”), between Par Petroleum Corporation (the “Corporation”) and you. This letter agreement serves as an amendment to the Agreement as provided herein, and will become effective upon your execution of this letter below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Effective immediately, you will be President and Chief Executive Officer of Hawaii Pacific Energy, LLC (which will be renamed Par Petroleum, LLC in conjunction with changing the name of the Corporation to Par Pacific Holdings, Inc.) and Senior Vice President of the Corporation, reporting directly to Bill Pate, the President and Chief Executive Officer of the Corporation. You will remain a member of the Board of Directors of the Corporation until the next annual meeting of the stockholders of the Corporation or until your earlier resignation or removal.

Your base annual compensation and annual cash bonus target as described in the Agreement will remain unchanged.

In consideration of your execution of this letter, the Corporation will make a one-time cash payment of $739,534.30 (the “Cash Payment”) to you as soon as practicable in January 2016, which Cash Payment shall be subject to customary payroll and withholding deductions. Any annual grant of restricted common stock and common stock options made to you in 2016 pursuant to the Agreement shall be reduced pro rata in value and number by the Cash Payment.

The parties agree that if you resign from your employment with the Corporation or your employment with the Corporation is terminated by the Corporation without Cause, in each case prior to the one-year anniversary of the date hereof (the “Anniversary Date”), you will receive the severance benefits contemplated by numbered paragraphs 1 and 2 of Addendum A to the Agreement in accordance with and subject to the terms and conditions thereof; provided, however, if your employment with the Corporation is terminated prior to the Anniversary Date by the Corporation for Cause, you agree that you will not be entitled to receive such severance benefits and you hereby waive such benefits. In addition, the parties agree that if your employment with the Corporation is terminated by the Corporation without Cause prior to the Anniversary Date, you will receive the severance benefits contemplated by numbered paragraph 3 of Addendum A to the Agreement in accordance with and subject to the terms and conditions thereof; provided, however, if you resign from your employment with the Corporation or your employment by the Corporation is terminated by the Corporation for Cause, in each case, prior to the Anniversary Date, you agree that you will not be entitled to receive such severance benefits and you hereby waive such benefits.

Joseph Israel

October 12, 2015

The Agreement (as amended hereby) is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, rules and regulations thereunder (collectively, the “Code”), and, to the extent that adverse tax consequences thereunder may be avoided, the Agreement (as amended hereby) (i) shall automatically be amended to the extent necessary to incorporate any provisions required to ensure such compliance (which the parties hereby agree are hereby adopted, approved, consented to, ratified and incorporated herein by reference) and (ii) shall be construed, interpreted and operated in a manner that will ensure such compliance. Notwithstanding anything in the Agreement (as amended hereby) to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code, and any amount payable under the Agreement (as amended hereby) is deferred compensation that is subject to Section 409A of the Code, no such payments shall be made during the six (6) month period commencing the day after the date of termination (the “Waiting Period”), and on the first business day after the termination of the Waiting Period, the Corporation shall pay a cash lump sum (subject to payroll and withholding deductions) equal to the amount of payments that would have otherwise been paid during the Waiting Period, and thereafter, the remaining payments will be made as otherwise provided under the Agreement (as amended hereby). Notwithstanding the foregoing, you hereby acknowledge that none of the Corporation and/or any of its affiliates guarantees or is otherwise responsible for the tax consequences to you with respect to the Agreement (as amended hereby) and the actions contemplated therein.

Joseph Israel

October 12, 2015

Except as may be expressly set forth in this letter, all provisions, terms and conditions in the Agreement remain unmodified and in full force and effect.

Sincerely,

/s/ Robert Silberman

Robert Silberman

Chairman of the Compensation Committee of the Board of Directors

Agreed and accepted as of the date first set forth above:

/s/ Joseph Israel
Joseph Israel

cc:  Mel Klein, Chairman of the Board